As filed with the Securities and Exchange Commission on December 29, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEEKAY CORPORATION

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-0224774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4th Floor, Belvedere Building,

69 Pitts Bay Road,

Hamilton HM 08, Bermuda

Telephone: (441) 298-2530

(Address and telephone number of registrant’s principal executive offices)

Watson Farley & Williams LLP

Attention: Daniel C. Rodgers

250 West 55th Street

New York, New York 10019

(212) 922-2200

(Name, address and telephone number of agent for service)

Copy to:

David S. Matheson

Joseph F. Bailey

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2008

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock	(1)	(1)	$65,000,000	$219

(1)

There are being registered hereunder such indeterminate number of shares of common stock to be sold by the registrant which shall have an aggregate initial offering price not to exceed $65,000,000. The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the shares registered hereunder.

(2)

Pursuant to Rule 415(a)(6) under the Securities Act, the registrant is carrying forward to this registration statement (i) $52,500,000 in aggregate offering price of unsold securities that were previously registered on the registrant’s Registration Statement on Form F-3 (File No. 333-221806), which was filed on November 29, 2017 and amended by Amendment No. 1 to Registration Statement on Form F-3 on December 22, 2017 and Amendment No. 2 to Registration Statement on Form F-3 on January 11, 2018, and declared effective by the Securities and Exchange Commission on January 12, 2018, and (ii) $10,500,000 in aggregate offering price of unsold securities that were previously registered on the registrant’s Registration Statement on Form F-3MEF (File No. 333-231003), which was filed and effective on April 24, 2019 in accordance with Rule 462(b) under the Securities Act (collectively, the “Prior Registration Statements”), and the $7,810 of registration fees that were previously paid in connection with those unsold securities pursuant to Rule 457(o). Accordingly, the amount of the fee for registering the offer and sale of securities under this registration statement has been calculated based on the proposed maximum offering price of the additional $2,000,000 of securities being registered pursuant to this registration statement. In accordance with Securities and Exchange Commission rules, the registrant may continue to offer and sell the unsold securities during the grace period afforded by Rule 415(a)(5). If the registrant sells any unsold securities during the grace period, the registrant will identify in a pre-effective amendment to this registration statement the new amount of unsold securities to be carried forward to this registration statement in reliance upon Rule 415(a)(6) and any filing fee paid in connection with such unsold securities and the amount of any new securities to be registered. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statements described herein will be deemed terminated as of the effective date of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Teekay Corporation

Common Stock

Having an Aggregate Offering Price of up to $65,000,000

We have entered into an equity distribution agreement with Citigroup Global Markets Inc., or the “Agent,” relating to the shares of common stock of Teekay Corporation offered by this prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell shares of common stock having an aggregate offering price of up to $65,000,000 from time to time through the Agent, as our sales agent, or directly to the Agent acting as principal. This new equity distribution agreement replaces our prior equity distribution agreement with Citigroup Global Markets Inc. entered into on April 24, 2019, which had provided for a $63,000,000 at-the-market offering program that was never utilized and was scheduled to expire in January 2021.

Sales of common stock, if any, made by the Agent, as our sales agent, as contemplated by this prospectus, may be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, in block transactions, or as otherwise agreed between us and the Agent. We will pay the Agent a commission of up to 2.0% of the gross sales price per share of common stock sold through the Agent, as our sales agent, under the equity distribution agreement.

Under the terms of the equity distribution agreement, we also may sell shares of common stock to the Agent as principal at a price to be agreed upon at the time of sale. If we sell shares of common stock to the Agent as principal, we will enter into a separate terms agreement with the Agent, and we will describe the public offering price, underwriting discount (which may exceed 2.0% of the public offering price) and other terms of the offering of those shares of common stock in a separate prospectus supplement or pricing supplement.

The Agent is not required to sell any specific number of shares or dollar amount of our common stock but will use its reasonable efforts, as our sales agent, and on the terms and subject to the conditions of the equity distribution agreement, to sell the common stock offered on terms agreed by the Agent and us. The offering of shares of our common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all of the common stock subject to the equity distribution agreement and (2) the termination of the equity distribution agreement by either the Agent or us.

Our common stock trades on the New York Stock Exchange (or NYSE) under the symbol “TK.” The last reported sale price of our common stock on the NYSE on December 28, 2020 was $2.33 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the section entitled “Forward-Looking Statements” beginning on page 1 and each of the factors described under “Risk Factors” beginning on page 6 of this prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citigroup

The date of this prospectus is December 29, 2020

You should rely only on the information contained in this prospectus, any prospectus supplement, the documents incorporated by reference into this prospectus and any free writing prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any free writing prospectus, as well as the information we previously filed or hereafter file with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference into this prospectus.

We are offering to sell shares of our common stock, and are seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of shares of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC. Under the registration statement, we may sell shares of our common stock having an aggregate offering price of up to $65,000,000 from time to time pursuant to an equity distribution agreement with Citigroup Global Markets Inc. This prospectus provides you with a general description of our common stock and the terms of the offering. From time to time we may provide a prospectus supplement that contains additional information about the terms of the offering. Such prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement.

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our future or anticipated operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

These and other forward-looking statements reflect management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, those factors discussed under the heading “Risk Factors” set forth in this prospectus and those factors discussed in our most recent Annual Report on Form 20-F and other reports we file with or furnish to the SEC and that are incorporated into this prospectus by reference.

We undertake no obligation to update any forward-looking statement to reflect any change in our expectations or events or circumstances that may arise after the date on which such statement is made. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

Forward-looking statements in this prospectus or incorporated by reference herein include, among others, statements about: the timing and amount of sales of our common stock pursuant to the equity distribution agreement, and the expected use of any sales proceeds; and our expectations regarding tax liabilities and classifications.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus and does not contain all the information you will need in making an investment decision. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus.

Unless otherwise indicated, references in this prospectus to “Teekay Corporation,” “Teekay,” “we,” “us” and “our” and similar terms refer to Teekay Corporation and/or its subsidiaries, except that those terms, when used in this prospectus in connection with the common stock described herein, shall mean specifically Teekay Corporation. References in this prospectus to (a) “Teekay LNG” refer to Teekay LNG Partners L.P. (NYSE: TGP), a subsidiary of Teekay Corporation, (b) “Teekay Tankers” refer to Teekay Tankers Ltd. (NYSE: TNK), a subsidiary of Teekay Corporation, and (c) “Teekay Parent” refer to Teekay Corporation and its remaining subsidiaries. In this prospectus, we refer to Teekay LNG and Teekay Tankers as the “Daughter Entities,” and references to the “Teekay group” include Teekay Parent and the Daughter Entities.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars. Teekay Corporation prepares its financial statements in accordance with United States generally accepted accounting principles (or GAAP). References to “independent” fleet owners or operators mean companies other than private or state-controlled entities that operate their own fleets. Unless otherwise indicated, we include as long-term contracts those with an initial term of at least three years.

Overview

Teekay Corporation is an operational leader, project developer and portfolio manager in the oil and gas marine transportation space. We primarily provide oil and gas transportation services to the world’s leading oil and gas companies. We generate a significant portion of revenue from long-term, fixed-rate contracts with a diverse base of energy and utility companies. Over the past 20 years, we have undergone a major transformation from being primarily an owner of ships in the cyclical spot tanker business to being an asset manager in the oil and gas marine transportation sector. This transformation has included our expansion into the liquefied natural gas (or LNG) and liquefied petroleum gas (or LPG) shipping sectors through Teekay LNG, and the continuation of our conventional tanker business through Teekay Tankers. Our ownership of Teekay Tankers was 28.6% as of December 1, 2020. We maintain voting control of Teekay Tankers through our ownership of shares of Class A and Class B Common Stock and continue to consolidate this subsidiary. Our ownership of Teekay LNG was 42.4% (including our 1.76% general partner interest) as of December 1, 2020. We maintain control of Teekay LNG by virtue of our control of the general partner and continue to consolidate this subsidiary.

The combined Teekay entities operate total assets under management of approximately $9 billion, comprised of approximately 140 vessels, a majority of which are liquefied gas and conventional tanker vessels (excluding vessels managed for third parties). With offices in 10 countries and approximately 5,500 seagoing and shore-based employees, Teekay provides a comprehensive set of marine transportation services to the world’s leading oil and gas companies. We are one of the world’s largest independent owners and operators of LNG carriers and one of the world’s largest owners and operators of mid-sized crude tankers.

Risk Factors Summary

Our business is subject to a number of risks and uncertainties of which you should be aware before making a decision to invest in our common stock. These risks are more fully described in the section titled “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC and incorporated by reference into this prospectus.

•

Changes in the oil and natural gas markets could result in decreased demand for our vessels and services. A decline in natural gas or oil prices may adversely affect our growth prospects and results of operations.

•

The novel coronavirus (COVID-19) pandemic is dynamic and expanding. The continuation of this outbreak likely will have, and the emergence of other epidemic or pandemic crises could have, material adverse effects on our business, results of operations, or financial condition.

•	Adverse economic conditions, including disruptions in the global credit markets, could adversely affect our business, financial condition and results of operations.

•	Adverse economic conditions or other developments may affect our customers’ ability to charter our vessels and pay for our services and may adversely affect our business and results of operations.

•	Current market conditions limit our access to capital and our growth.

•	Exposure to interest rate fluctuations will result in fluctuations in our cash flows and operating results and subject us to risks related to the phasing out of LIBOR.

•

Our ability to repay or refinance debt obligations and to fund capital expenditures will depend on certain financial, business and other factors, many of which are beyond our control. We will need to obtain additional financing, which financing may limit our ability to make cash dividends and distributions, increase our financial leverage and result in dilution to our equityholders.

•	We have substantial debt levels and may incur additional debt. Financing agreements containing operating and financial restrictions may restrict our business and financing activities.

•	Our cash flow depends substantially on the ability of our subsidiaries, primarily our Daughter Entities, to make distributions to us.

•

The cyclical nature of the tanker industry may lead to volatile changes in charter rates and significant fluctuations in the utilization of our vessels, which may adversely affect our earnings and profitability.

•	Reduction in oil produced from offshore oil fields may adversely affect the results of operations from our floating production, storage and off-loading (or FPSO) unit.

•	The redeployment risk of FPSO units is high given their lack of alternative uses and significant costs.

•

The costs associated with the asset retirement obligations relating to our FPSO units, and the decommissioning, recycling, or redeploying of our FPSO units after their contracts expire, may exceed our estimates.

•

Charter rates for conventional oil and product tankers may fluctuate substantially over time and may be lower when we are attempting to re-charter these vessels, which could adversely affect our operating results. Any changes in charter rates for LNG carriers, LPG carriers, or FPSO units could also adversely affect redeployment opportunities for those vessels.

•

Over time, the value of our vessels may decline, which could adversely affect our operating results. Declining market values of our vessels could adversely affect our liquidity and result in breaches of our financing agreements.

•

Our future performance and ability to secure future employment for our vessels depends on continued growth (including any continued growth) in LNG production, demand and supply for LNG and LPG, and associated demand and supply for LNG and LPG shipping.

•	The intense competition in our markets may lead to reduced profitability or reduced expansion opportunities.

•	We no longer control Altera Infrastructure L.P. (formerly Teekay Offshore Partners L.P.), which may engage in competition with us.

•	The loss of any key customer or its inability to pay for our services could result in a significant loss of revenue in a given period.

•

Our operations are subject to substantial environmental and other regulations, which may significantly increase our expenses. Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

•	We may be unable to make or realize expected benefits from acquisitions and implementing our long-term strategy of growth through acquisitions may harm our financial condition and performance.

•	Our insurance may not be sufficient to cover losses that may occur to our property or as a result of our operations.

•

Past port calls by our vessels, or third-party vessels from which we derived revenue sharing agreement revenues, to countries that are subject to sanctions imposed by the United States and the European Union may impact investors’ decisions to invest in our securities.

•

Marine transportation and oil production are inherently risky, and an incident involving loss or damage to a vessel, significant loss of product or environmental contamination by any of our vessels could harm our reputation and business.

•	Our operating results are subject to seasonal fluctuations.

•

We and the Daughter Entities may expend substantial sums during the construction of future new buildings or upgrades to our or their existing vessels, including upgrades to our FPSO unit, without earning revenue and without assurance that they will be completed.

•	Actual results of new technologies or technologies upgrades may differ from expected results and affect our results of operations.

•

We may make substantial capital expenditures to expand the size of our fleet and generally are required to make significant installment payments for acquisitions of newbuilding vessels. Depending on whether we finance our expenditures through cash from operations or by incurring debt or issuing equity securities, our financial leverage could increase, or our shareholders could be diluted.

•	Exposure to currency exchange rate fluctuations results in fluctuations in our cash flows and operating results.

•	Teekay LNG may have more difficulty entering into long-term, fixed-rate LNG time-charters if the active short-term, medium-term or spot LNG shipping markets continue to develop.

•

Many of our seafaring employees are covered by collective bargaining agreements and the failure to renew those agreements or any future labor agreements may disrupt operations and adversely affect our cash flows.

•	We and certain of our joint venture partners may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business.

•

Terrorist attacks, increased hostilities, political change or war could lead to further economic instability, increased costs and disruption of business. Acts of piracy on ocean-going vessels continue to be a risk, which could adversely affect our business.

•	Our and many of our customers’ substantial operations outside the United States expose us to political, governmental and economic instability, which could harm our operations.

•	A cyber-attack could materially disrupt our business.

•	Our failure to comply with data privacy laws could damage our customer relationships and expose us to litigation risks and potential fines.

•	Sanctions against key participants in the Yamal LNG Project could impede performance of the Yamal LNG Project, which could have a material adverse effect on us.

•	Failure of the Yamal LNG Project to achieve expected results could lead to a default under the time-charter contracts by the charter party.

•	Maritime claimants could arrest, or port authorities could detain, our vessels, which could interrupt our cash flow.

•

Teekay LNG or its joint venture partners may be unable to operate an LNG receiving and regasification terminal and may be exposed from time to time to conditions, developments, or requirements that may adversely affect Teekay LNG or its joint venture.

•	Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

•

As a Marshall Islands corporation with our headquarters in Bermuda, and with a majority of our subsidiaries being Marshall Islands entities and also having subsidiaries in other offshore jurisdictions, our operations may be subject to economic substance requirements, which could harm our business.

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Our joint venture arrangements impose obligations upon us but limit our control of the joint ventures, which may affect our ability to achieve our joint venture objectives. We depend on certain joint venture partners to assist us in operating our businesses and competing in our markets.

•	We may experience operational problems with vessels that reduce revenue and increase costs.

•	Teekay Tankers’ U.S. Gulf lightering business competes with alternative methods of delivering crude oil to ports, which may limit its earnings in this area of its operations.

•	Teekay Tankers’ full service lightering operations are subject to specific risks that could lead to accidents, oil spills or property damage.

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Failure to comply with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and other similar legislation in other jurisdictions could result in fines, criminal penalties, contract terminations and an adverse effect on our business.

The Offering

Issuer	Teekay Corporation

Common stock offered by us	Shares of common stock having an aggregate offering price of up to $65,000,000.

Use of proceeds	We intend to use the net proceeds from this offering, if any, after deducting the Agent’s commission and our offering expenses, for general corporate purposes, which may include, among other things, repaying a portion of our outstanding indebtedness. Please read “Use of Proceeds.”

New York Stock Exchange Symbol	TK

Risk factors	Investing in our common stock involves risks. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus before you make an investment in our common stock.

Equity distribution agreement	We have entered into an equity distribution agreement with Citigroup Global Markets Inc. relating to the shares of our common stock offered by this prospectus. This new equity distribution agreement replaces our prior equity distribution agreement with Citigroup Global Markets Inc. entered into on April 24, 2019, which had provided for a $63,000,000 at-the-market offering program that was never utilized and was scheduled to expire in January 2021.

RISK FACTORS

An investment in our common stock involves risk. Before investing in our common stock, you should carefully consider the following risk factors, together with all the information included or incorporated by reference in this prospectus, including the risks discussed in our latest Annual Report on Form 20-F filed with the SEC and incorporated by reference into this prospectus. For more information, please read “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus. In addition, you should read “Material United States Federal Income Tax Considerations” in this prospectus for a more complete discussion of expected material U.S. federal income tax consequences of owning and disposing of our common stock.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. The risks and uncertainties we have described are not the only ones we face.

Additional risks and uncertainties that are not yet identified may also materially harm our business, financial condition, operating results and cash flows. In that case, the trading price of our common stock could decline, you could lose all or part of your investment and our ability to pay dividends on shares of our common stock may be reduced or restricted.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for such purposes in any taxable year in which, after taking into account the income and assets of the corporation and, pursuant to a “look-through” rule, any other corporation or partnership in which the corporation directly or indirectly owns at least 25% of the stock or equity interests (by value), either (i) at least 75% of its gross income consists of “passive income,” or (ii) at least 50% of the average value of the entity’s assets is attributable to assets that produce or are held for the production of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our and our look-through subsidiaries’ time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or the IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our and our look-through subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not we are not a PFIC based on representations we have made to them regarding the composition of our and our look-through subsidiaries’ assets, source of income and nature of activities and operations. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our and our look-through subsidiaries’ assets, income or operations.

If the IRS were to determine that we are or have been a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material United States Federal Income Tax Considerations”) held common stock, such U.S. Holder would face adverse U.S. federal income tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. Holders if we are treated as a PFIC, please read “Material United States Federal Income Tax Considerations — United States Federal Income Taxation of U.S. Holders — Consequences of Possible PFIC Classification.”

We are subject to taxes, which reduces our cash flow.

We are subject to tax in certain jurisdictions in which we or our subsidiaries are organized, own assets or have operations, which reduces our cash flow. In computing our tax obligations in these jurisdictions, we are required to take various tax accounting and reporting positions, including in certain cases estimates, on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions, the applicable authorities will agree with our positions.

A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries, further reducing our cash flow. We have established reserves in our financial statements that we believe are adequate to cover our liability for any such additional taxes. We cannot assure you, however, that such reserves will be sufficient to cover any additional tax liability that may be imposed on our subsidiaries. In addition, changes in our operations or ownership could result in additional tax being imposed on us or on our subsidiaries in jurisdictions in which operations are conducted. For example, changes in the ownership of our stock may cause us to be unable to claim an exemption from U.S. federal income tax under Section 883 of the Code. If we were not exempt from tax under Section 883 of the Code, we would be subject to U.S. federal income tax on income we earn from voyages into or out of the United States, the amount of which is not within our complete control. In addition, we rely on an exemption to be deemed non-resident in Canada for Canadian tax purposes under subsection 250(6) of the Canada Income Tax Act for (i) corporations whose principal business is international shipping and that derive all or substantially all of their revenue from international shipping, and (ii) corporations that are holding companies that have over half of the cost base of their investments in eligible international shipping subsidiaries and receive substantially all of their revenue as dividends from those eligible international shipping subsidiaries exempt under subsection 250(6). If we were to cease to qualify for the subsection 250(6) exemption, we could be subject to Canadian income tax and also Canadian withholding tax on outbound distributions, which could have an adverse effect on our operating results. In addition, to the extent Teekay Corporation were to distribute dividends as a corporation determined to be resident in Canada, shareholders who are not resident in Canada for purposes of the Canada Income Tax Act would generally be subject to Canadian withholding tax in respect of such dividends paid by Teekay Corporation.

Typically, most of our and our subsidiaries time-charter and spot-voyage charter contracts require the charterer to reimburse us for a certain period of time in respect of taxes incurred as a consequence of the voyage activities of our vessels, while performing under the relevant charter. However, our rights to reimbursement under charter contracts may not survive for as long as the applicable statutes of limitations in the jurisdictions in which we operate. As such, we may not be able to obtain reimbursement from our charterers where any applicable taxes that are not paid before the contractual claim period has expired.

USE OF PROCEEDS

We intend to use the net proceeds from this offering of shares of our common stock, if any, after deducting the Agent’s commission and our offering expenses, for general corporate purposes, which may include, among other things, repaying a portion of our outstanding indebtedness.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of September 30, 2020.

The data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Report on Form 6-K for the nine months ended September 30, 2020, which is incorporated by reference herein.

As of September 30, 2020
(in thousands)
Cash and cash equivalents(1)	$376,563
Restricted cash (including current and non-current)	65,984

Total cash and restricted cash	$442,547

Debt (including current portion)
Short-term debt(2)	20,000
9.25% Senior Notes due 2022(3)	250,000
5.00% Convertible Senior Notes Due 2023(4)	114,184
Obligations related to finance leases(5)	1,754,557
Other long-term secured debt(5)	1,274,913
Other long-term unsecured debt(5)	451,820
Less unamortized discount and debt issuance costs	(36,045)

Total debt(1)	3,829,429

Equity
Common stock and additional paid-in capital	1,056,113
Accumulated deficit	(507,462)
Non-controlling interest	2,033,112
Accumulated other comprehensive (loss)	(51,833)

Total equity	2,529,930
Total capitalization	6,359,359

(1)	The following table reconciles our consolidated and Teekay Parent’s cash and cash equivalents and total debt, respectively, as of September 30, 2020.

	As of September 30, 2020
(in thousands)	Teekay consolidated	Controlled Daughter Entities	Teekay Parent
Cash and cash equivalents	376,563	321,908	54,655

Total debt	3,829,429	3,483,251	346,178

(2)	As of December 18, 2020, there was $10.0 million outstanding.

(3)	As of December 18, 2020, there was approximately $243.4 million in aggregate principal amount of 9.25% Senior Notes due 2022 outstanding.

(4)	As of December 18, 2020, there was approximately $112.2 million in aggregate principal amount of 5.00% Convertible Senior Notes due 2023 outstanding.

(5)

                 Amounts do not reflect borrowings and repayments subsequent to September 30, 2020. From September 30, 2020 to December 18, 2020, long-term debt increased by approximately $33 million due to unrealized foreign currency exchange losses relating to our Euro and NOK-denominated debt.

DESCRIPTION OF CAPITAL STOCK

General

We may issue common stock or one or more distinct series of preferred stock from time to time. This section summarizes the material terms of our common stock and material terms that would be common to all series of our preferred stock. The following description of our common stock, preferred stock and provisions of our Amended and Restated Articles of Incorporation, as amended (or Articles), and our Amended and Restated Bylaws (or Bylaws), are summaries and are qualified by reference to our Articles and our Bylaws. A copy of our Articles is filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein. A copy of our Bylaws is filed as an exhibit to our Report on Form 6-K filed with the SEC on May 27, 2020, which is incorporated by reference herein.

Our authorized capital stock consists of 725 million shares of common stock, with a par value of $0.001 per share and 25 million shares of preferred stock, with a par value of $1 per share. As of December 29, 2020, there were 101,108,886 shares of our common stock outstanding and no preferred shares outstanding.

Exchange Listing.

Shares of our common stock are listed on the NYSE, where they trade under the symbol “TK.”

Transfer Agent and Registrar.

Computershare Inc. serves as registrar and transfer agent for our common stock.

Common Stock

Each outstanding share of our common stock entitles its holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, holders of common stock are entitled to receive ratably (based on number of shares held and participating in dividends, which could include one or more series of preferred shares) any dividends declared from time to time by our Board of Directors out of funds legally available therefor. Holders of our common stock generally do not have conversion, redemption or preemptive rights to subscribe for any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of preferred stock that we may issue.

Preferred Stock

Our Board of Directors may from time to time, and without further action by our shareholders, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preference and limitations of each such series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Teekay Corporation before any payment is made to the holders of shares of our common stock. The voting, dividend, liquidation, redemption, conversion or other rights of any preferred stock we may issue could adversely affect the voting power and other rights of the holders of our common stock and may have the effect of decreasing the market price of our common stock. Under certain circumstances, the issuance of shares of our preferred stock may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

Anti-Takeover Provisions

Preferred Stock Authorization.

As noted above, our Board of Directors, without shareholder approval, has the authority under our Articles to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated or which have a tendency to delay or prevent a change of control of Teekay Corporation or make removal of management more difficult.

Shareholder Meetings, Quorum, Voting and Consents.

Our Bylaws establish advance notice procedures with respect to business brought before an annual meeting by a shareholder and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors. Under our Bylaws, unless otherwise prescribed by law, special meetings of the shareholders may be called only by our Board of Directors. The Company’s Bylaws provide that no business other than that stated in the notice of meeting may be transacted at any special meeting. Our Articles provide that a majority of the shares entitled to vote on any matter shall constitute a quorum at a meeting of shareholders, unless (a) the matter has been submitted to the shareholders at any meeting and recommended by a majority of our Continuing Directors (as defined in our Articles) or (b) the meeting is an election of directors, and all nominees for election as directors are recommended by a majority of Continuing Directors, in which case one-third of the shares entitled to vote on the matter shall constitute a quorum. In addition, under Marshall Islands law, unless the articles of incorporation provide otherwise (which ours do not), shareholder actions taken without a shareholder meeting or a vote must be taken by unanimous written consent of the shareholders entitled to vote with respect to the subject matter thereof. These provisions may have the effect of delaying or preventing consideration of certain shareholder proposals until the next annual meeting, if at all, unless a special meeting is called by our Board of Directors.

Election of Directors.

Our Bylaws provide for a “staggered board,” with our Board of Directors divided into three classes, as nearly equal in number as possible, and the directors in each class serving three-year terms and one class being elected each year by our shareholders. Vacancies on the Board of Directors are filled by our Board of Directors. Because this system of electing directors and filling vacancies generally makes it more difficult for shareholders to replace a majority of the Board of Directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of us.

Other Matters

Sales of Assets, Mergers and Dissolution.

Under the Marshall Islands Business Corporations Act, the sale of all or substantially all of Teekay Corporation’s assets not made in the usual or regular course of Teekay Corporation’s business or the non-judicial dissolution and liquidation of Teekay Corporation is required to be approved by the holders of two-thirds of the outstanding shares of our capital stock entitled to vote on such matter or by a unanimous written consent of all holders of capital stock entitled to vote on the matter. In addition, the holders of one-half of the outstanding shares of capital stock entitled to vote may institute judicial dissolution proceedings in specified circumstances in accordance with the Marshall Islands Business Corporations Act. In the event of the dissolution of Teekay Corporation, the holders of our common stock will be entitled to share pro rata (based on the total number of shares held and participating in distributions upon liquidation, which could include one or more series of preferred shares) in our net assets available for distribution, after payment to all creditors and the liquidation preferences of any of our outstanding preferred stock.

Under the Marshall Islands Business Corporations Act, a merger or consolidation involving Teekay Corporation (other than with subsidiaries at least 90% of whose shares are owned by Teekay Corporation) is required to be approved by the holders of a majority of the outstanding shares of our capital stock entitled to vote on the matter.

A class of shares may be entitled to vote separately as a class on various corporate activities. The vote for such class will be determined by the Marshall Islands Business Corporations Act and, if applicable, our Articles and Bylaws.

Dissenters’ Rights of Appraisal and Payment.

Under the Marshall Islands Business Corporations Act, our shareholders have the right to dissent from various corporate actions, including certain mergers or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. The right of a dissenting shareholder to receive payment of the fair value of such shareholder’s shares shall not be available for the shares of any class or series of stock, which shares, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any amendment of our Articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. A condition for such payment is that the dissenting shareholders follow the procedures set forth in the Marshall Islands Business Corporations Act. In the event that we fail to agree with any dissenting shareholder(s) on a price for the shares, such procedures involve, among other things, the institution of court proceedings in either the Marshall Islands or the country where our shares are primarily traded, which is the United States. The value of the shares of a dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Amendment of Articles of Incorporation.

Under the Marshall Islands Business Corporations Act, amendments to the articles of incorporation of a Marshall Islands corporation generally may be authorized by vote of the holders of a majority of all outstanding shares entitled to vote. The approval of the holders of a majority of the outstanding shares of an adversely affected class or series of stock is also required for certain amendments.

Limitations on Ownership and Dividends.

Neither Marshall Islands law nor our Articles or Bylaws limit the right to own our securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities. Certain of our debt facilities, and Marshall Islands law, impose limitations on our ability to pay dividends.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective holders of our common stock and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon provisions of the Code, legislative history, applicable U.S. Treasury Regulations (or Treasury Regulations), judicial authority and administrative interpretations, all as in effect on the date of this prospectus, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Corporation.

This discussion is limited to shareholders who hold their common stock as a capital asset for tax purposes. This discussion does not address all tax considerations that may be important to a particular shareholder in light of the shareholder’s circumstances, or to certain categories of shareholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our common stock as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	persons subject to the alternative minimum tax;

•	persons that actually or under applicable constructive ownership rules own 10% or more of our stock (by vote or value); and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our common stock should consult their tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our common stock.

No ruling has been or will be requested from the IRS regarding any matter affecting us or our shareholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each shareholder is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the ownership or disposition of our common stock.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien (or a U.S. Individual Holder), (ii) a corporation or other entity taxable as a corporation that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s common stock, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s common stock will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our common stock and thereafter as capital gain, which will be either long term or short term capital gain depending upon whether the U.S. Holder has held the common stock for more than one year. U.S. Holders that are corporations for U.S. federal income tax purposes generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our common stock will be treated as foreign source income and generally will be treated as “passive category income”.

Subject to holding period requirements and certain other limitations, dividends received with respect to our common stock by a U.S. Holder who is an individual, trust or estate (a Non-Corporate U.S. Holder) will be treated as “qualified dividend income” that is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates provided that we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (we intend to take the position that we are not now and have never been classified as a PFIC, as discussed below). Any dividends received with respect to our common stock not eligible for these preferential rates will be taxed as ordinary income to a Non-Corporate U.S. Holder.

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of common stock if the amount of the dividend is equal to or in excess of 10% of a common stockholder’s adjusted tax basis (or fair market value in certain circumstances) in such common stock. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a stockholder’s adjusted tax basis (or fair market value in certain circumstances). If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss recognized by a Non-Corporate U.S. Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of the amount of such dividend.

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our common stock.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss generally will be treated as (i) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short term capital gain or loss otherwise and (ii) U.S. source gain or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including capital gains from the sale or other disposition of stock. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our common stock.

Consequences of Possible PFIC Classification

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and, pursuant to a “look-through” rule, any other corporation or partnership in which the corporation directly or indirectly owns at least 25% of the stock or equity interests (by value), either: (a) at least 75% of its gross income is “passive” income; or (b) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our and our look-through subsidiaries’ time-chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Moreover, the market value of our common stock and our publicly traded look-through subsidiaries may be treated as reflecting the value of our assets, and our publicly traded look-through subsidiaries’ assets, respectively, at any given time. Therefore, a decline in the market value of our common stock, or the stock of our publicly traded look-through subsidiaries, which is not within our control, may impact the determination of whether we are a PFIC. Nevertheless, based on our and our look-through subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our and our look-through subsidiaries’ assets, source of income and nature of activities and other operations, including (for purposes of the description below, references to “our” and “us” include our pro rata share of our look-through subsidiaries):

•	the total payments due to us under each of our time charters are substantially in excess of the current bareboat charter rate for comparable vessels;

•	the income derived from our participation in revenue sharing arrangements, and from our other time and voyage charters will be greater than 25% of our total gross income at all relevant times; and

•

the gross value of our vessels participating in revenue sharing arrangements, and servicing our other time and voyage charters will exceed the gross value of all other assets we own at all relevant times.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. No assurance can be given that the IRS or a court of law will accept our position or that we would not constitute a PFIC for any future taxable year if there were to be changes in our or our look-through subsidiaries’ assets, income or operations.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to different taxation rules depending on whether the U.S. Holder makes a timely and effective election to treat us as a “qualified electing fund” (or a QEF election). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

A U.S. Holder who makes a timely QEF election (an Electing Holder) must report the Electing Holder’s pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The Electing Holder’s adjusted tax basis in our common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in our common stock and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions).

If a U.S. Holder has not made a timely QEF election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC, the U.S. Holder may be treated as having made a timely QEF election by filing a QEF election with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions) and, under the rules of Section 1291 of the Code, a “deemed sale election” to include in income as an “excess distribution” (described below) the amount of any gain that the U.S. Holder would otherwise recognize if the U.S. Holder sold the U.S. Holder’s common stock on the “qualification date.” The qualification date is the first day of our taxable year in which we qualified as a “qualified electing fund” with respect to such U.S. Holder. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if the U.S. Holder failed to file the QEF election documents in a timely manner. If a U.S. Holder makes a timely QEF election for one of our taxable years, but did not make such election with respect to the first year in the U.S. Holder’s holding period of our common stock during which we qualified as a PFIC and the U.S. Holder did not make the deemed sale election described above, the U.S. Holder also will be subject to the more adverse rules described below.

A U.S. Holder’s QEF election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, U.S. Holders will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our common stock.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our common stock was treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made for the first year a U.S. Holder holds or is deemed to hold our common stock and for which we are a PFIC, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the U.S. Holder’s common stock at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value thereof at the end of the taxable year that we are a PFIC, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in our common stock would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of our common stock in taxable years that we are a PFIC would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election may not be applicable to marketable stock held indirectly through a foreign corporation that is not a controlled foreign corporation, however, it may not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

If a U.S. Holder makes a mark-to-market election for one of our taxable years and we were a PFIC for a prior taxable year during which such U.S. Holder held our common stock and for which (a) we were not a QEF with respect to such U.S. Holder and (b) such U.S. Holder did not make a timely mark-to-market election, such U.S. Holder would also be subject to the more adverse rules described below in the first taxable year for which the mark-to-market election is in effect and also to the extent the fair market value of the U.S. Holder’s common stock exceeds the U.S. Holder’s adjusted tax basis in the common stock at the end of the first taxable year for which the mark-to-market election is in effect.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (a) any “excess distribution” (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for our common stock), and (b) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for our common stock;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which a U.S. Holder holds our common stock, we are a PFIC, and the total value of all PFIC stock that such U.S. Holder directly or indirectly holds exceeds certain thresholds, such U.S. Holder will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of our common stock. In addition, if a Non-Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such common stock.

U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including the PFIC annual reporting requirements, as well as the applicability, availability and advisability of, and procedure for, making QEF, mark-to-market and other available elections with respect to us and our subsidiaries, and the U.S. federal income tax consequences of making such elections.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders who hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their U.S. federal income tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of our common stock under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file IRS Form 8938. U.S. Individual Holders are encouraged to consult with their tax advisors regarding the possible application of this disclosure requirement to their investment in our common stock.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common stock (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non-U.S. Holder.

Distributions

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on distributions received from us with respect to our common stock unless the distributions are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States). If a Non-U.S. Holder is engaged in a trade or business within the United States and the distributions are deemed to be effectively connected to that trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States), the Non-U.S. Holder generally will be subject to U.S. federal income tax on those distributions in the same manner as if it were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation for U.S. federal income tax purposes may be subject to branch profits tax at a rate of 30% (or lower applicable treaty rate) on the after-tax earnings and profits attributable to such distributions.

Sale, Exchange or Other Disposition of Common Stock

In general, a Non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our common stock unless (i) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which such disposition occurs and meets certain other requirements. If a Non-U.S. Holder is engaged in a trade or business within the United States and the disposition of our common stock is deemed to be effectively connected to that trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation for U.S. federal income tax purposes may be subject to branch profits tax at a rate of 30% (or lower applicable treaty rate) on the after-tax earnings and profits attributable to such gain.

Information Reporting and Backup Withholding

In general, distributions taxable as dividends with respect to, or the proceeds from a sale, redemption or other taxable disposition of, our common stock held by a Non–Corporate U.S. Holder will be subject to information reporting requirements, unless such distribution taxable as a dividend is paid and received outside the United States by a non-U.S. payor or non-U.S. middleman (within the meaning of U.S. Treasury Regulations), or such proceeds are effected through an office outside the U.S. of a broker that is considered a non-U.S. payor or non-U.S. middleman (within the meaning of U.S. Treasury Regulations). These amounts also generally will be subject to backup withholding if the Non–Corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Information reporting and backup withholding generally will not apply to distributions taxable as dividends on our common stock to a Non–U.S. Holder if such dividend is paid and received outside the United States by a non-U.S. payor or non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the Non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status (generally on IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8EXP, as applicable) and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption.

Payment of proceeds to a Non-U.S. Holder from a sale, redemption or other taxable disposition of our common stock to or through the U.S. office of a broker, or through a broker that is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status (generally on IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8EXP, as applicable) and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, a Non-Corporate U.S. Holder or Non-U.S. Holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands and is applicable only to persons who do not reside in, maintain offices in or engage in business, operations or transactions in the Republic of the Marshall Islands and are not citizens of the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business, transactions or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law holders of our common stock will not be subject to Marshall Islands taxation or withholding on dividends. In addition, holders of our common stock will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares of common stock, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares of common stock.

It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each shareholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal, tax returns which may be required of such shareholder.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Citigroup Global Markets Inc., or the “Agent,” under which we may offer and sell shares of common stock having an aggregate offering price of up to $65,000,000 from time to time through the Agent, as our sales agent. We have filed the equity distribution agreement as an exhibit to the registration statement of which this prospectus is part. The sales, if any, of shares of our common stock made under the equity distribution agreement will be made by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions, or as otherwise agreed upon by the Agent and us. As sales agent, the Agent will not engage in any transactions that stabilize the price of our common stock.

This new equity distribution agreement replaces our prior equity distribution agreement with Citigroup Global Markets Inc. entered into on April 24, 2019, which had provided for a $63,000,000 at-the-market offering program that was never utilized and was scheduled to expire in January 2021.

Under the terms of the equity distribution agreement, we also may sell shares of our common stock to the Agent as principal for its own account at a price agreed upon at the time of sale. If we sell shares of our common stock to the Agent as principal, we will enter into a separate agreement with the Agent, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

We will designate the maximum amount of common stock to be sold through the Agent on a daily basis or otherwise as we and the Agent agree and the minimum price per share at which such common stock may be sold. Subject to the terms and conditions of the equity distribution agreement, the Agent will use its reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct the Agent not to sell any common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the Agent may suspend the offering of common stock at any time and from time to time by notifying the other party.

The Agent will provide to us written confirmation following the close of trading on the NYSE each day on which common stock is sold under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the gross sales proceeds, the net proceeds to us (after regulatory transaction fees, if any, but before other expenses) and the compensation payable by us to the Agent. We will report at least quarterly the number of shares sold through the Agent under the equity distribution agreement, the net proceeds to us (before expenses) and the compensation paid by us to the Agent in connection with the sales of common stock.

We will pay the Agent a commission of up to 2% of the gross sales price per share sold through it as our agent under the equity distribution agreement. We have agreed to reimburse the Agent for certain of its expenses.

Settlement for sales of shares of our common stock will occur on the second business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we or the Agent have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the U.S. Securities Exchange Act of 1934, as amended, that party will promptly notify the other and sales of common stock pursuant to the equity distribution agreement or any terms agreement will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

The offering of shares of our common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all common stock subject to the equity distribution agreement and (2) the termination of the equity distribution agreement by us or by the Agent.

In connection with the sale of the shares of our common stock on our behalf, the Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (or the Securities Act), and the compensation paid to the Agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agent against certain liabilities, including liabilities under the Securities Act.

Citigroup Global Markets Inc. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future will receive customary compensation and expense reimbursement. Affiliates of Citigroup Global Markets Inc. are lenders under certain of our and our affiliates’ credit facilities, including the Margin Loan Agreement, dated September 29, 2020. To the extent we use proceeds from this offering to repay indebtedness under our credit facilities, affiliates of Citigroup Global Markets Inc. may receive a portion of the proceeds from this offering.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Corporation is a Republic of the Marshall Islands corporation. The Republic of the Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our controlled affiliates are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or our directors and officers or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (1) recognize or enforce against us or our directors and officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us or our directors and officers or those of our controlled affiliates in original actions brought in the Republic of the Marshall Islands, based on these laws.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon. The validity of the shares of our common stock offered hereby and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. Baker Botts L.L.P., Washington, D.C., will pass upon certain legal matters in connection with the offering on behalf of the Agent.

EXPERTS

The consolidated financial statements of Teekay Corporation as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting of Teekay Corporation as of December 31, 2019, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s audit report on the 2019 consolidated financial statements includes an explanatory paragraph that states, without qualifying KPMG LLP’s opinion, that as discussed in Note 1 to the consolidated financial statements, Teekay Corporation has changed its accounting policies as of January 1, 2018 for revenue recognition due to adoption of ASU 2014-09 — Revenue from Contracts with Customers, and has changed its accounting policies as of January 1, 2019 for leases due to the adoption of ASU 2016-02 — Leases and for hedge accounting due to the adoption of ASU 2017-12 — Derivatives and Hedging – Targeted Improvements to Accounting for Hedging Activities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file and furnish annual and other reports with the SEC. The SEC maintains a website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement (including exhibits) on Form F-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019;

•	all subsequent Annual Reports on Form 20-F filed with the SEC prior to the termination of this offering;

•	our Reports on Form 6-K filed with the SEC on May 15, 2020, May 27, 2020, May 29, 2020, August 27, 2020, November 24, 2020 and December 29, 2020;

•

all reports on Form 6-K that we expressly identify in such reports as being incorporated by reference into the registration statement of which this prospectus is a part, that we file with or furnish to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to completion of this offering; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on February 11, 2003, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

These reports contain important information about us, our financial condition and our results of operations. You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekay.com, or by writing or calling us at the following address:

Teekay Corporation

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

In reviewing any agreements included as exhibits to the registration statement relating to the shares of common stock covered by this prospectus or to other SEC filings incorporated by reference into this prospectus, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement (or such other date or dates as may be specified in the agreement) and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

EXPENSES

The following table sets forth costs and expenses we expect to incur in connection with the issuance and distribution of our common stock covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee	$8,029	*
Legal fees and expenses	$95,000
Accounting fees and expenses	$20,000
Printing costs	$25,000
Miscellaneous	$1,971

Total	$150,000

*$7,810 of which has been previously paid.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. Indemnification of Directors and Officers

The Marshall Islands Business Corporations Act restricts corporations from limiting or eliminating the personal liability of directors to corporations and their shareholders for monetary damages for certain breaches of directors’ fiduciary duties. Our Articles include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

ITEM 9. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

1.1	Equity Distribution Agreement, dated December 29, 2020, between Teekay Corporation and Citigroup Global Markets Inc.

3.1	Amended and Restated Articles of Incorporation of Teekay Corporation (incorporated by reference to Exhibit 1.1 to Teekay Corporation’s Report on Form 20-F (File No. 1-12874), filed with the SEC on April 7, 2009)

3.2	Articles of Amendment of Articles of Incorporation of Teekay Corporation (incorporated by reference to Exhibit 1.2 to Teekay Corporation’s Report on Form 20-F (File No. 1-12874), filed with the SEC on April 7, 2009)

3.3	Amended and Restated Bylaws of Teekay Corporation (incorporated by reference to Exhibit 1.1 to Teekay Corporation’s Report on Form 6-K (File No. 1-12874), filed with the SEC on May 27, 2020)

5.1	Opinion of Watson Farley & Williams LLP, relating to the legality of the securities being registered

8.1	Opinion of Perkins Coie LLP, relating to tax matters

8.2	Opinion of Watson Farley & Williams LLP, relating to tax matters

23.1	Consent of KPMG LLP

23.2	Consent of Watson Farley & Williams LLP (contained in Exhibit 5.1)

23.3	Consent of Perkins Coie LLP (contained in Exhibit 8.1)

24.1	Powers of Attorney (contained on signature page to the registration statement)

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

(c) Reports, Opinions, and Appraisals

The following reports, opinions and appraisals are included herein: None.

ITEM 10. Undertakings

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);

b. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph 4 and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act to any purchaser:

a. each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a. any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

b. any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

c. the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

d. any other communication that is an offer in the offering made by the Registrant to the purchaser.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver on December 29, 2020.

TEEKAY CORPORATION

By:	/s/ Kenneth Hvid
Kenneth Hvid, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Kenneth Hvid and Vincent Lok, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name or her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on December 29, 2020 by the following persons in the following capacities:

Signature	Title

/s/ Kenneth Hvid Kenneth Hvid	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Vincent Lok Vincent Lok	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David Schellenberg David Schellenberg	Director, Chairman of the Board

/s/ Peter Antturi Peter Antturi	Director

/s/ Rudolph Krediet Rudolph Krediet	Director

/s/ Alan Semple Alan Semple	Director

/s/ Heidi Locke Simon Heidi Locke Simon	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Teekay Corporation, has signed this registration statement in Newark, Delaware, on December 29, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director